Exhibit 10.7

LEASING AGREEMENT FOR PARKING SPACES

Party A (Lessor) : Zhongshan Fu Li Wa Property Development Limited

Party B (Lessee): Zhongshan Jun Yue Property Development Limited.

Party C (Guarantor) : Leader Smart Engineering (Shanghai) Co., Ltd.

In order to facilitate the proper management of parking and the orderly access of vehicles, Both parties, through friendly negotiations, in view of Party B to lease of the garage of the whole basement floor (about 10,198 square meters) in the developing project of Party A – Zhongshan Ming Xuan Shopping Mall which situated at Fuhua Road in western region of Zhongshan City. Both parties reach consensus to make this contract for comply with:-

Section One
Party A rented the entire floor of the underground garage (totally 201 parking spaces) in the Zhongshan Ming Xuan Shopping Mall which situated at Fuhua Road in western region of Zhongshan City, with a total area of approximately 10,198 square meters (see attached car-parking map).

Section Two
The lease period: Both parties agreed to lease the parking spaces for 20 years, from 20 October, 2009 to 19 October, 2029.

Section Three
Party A promised to have the right to rent the car parking spaces as stated in Section One and guarantee not sell, transfer, gift, mortgage or otherwise dispose of rental parking spaces before the expiration of this contract or within the renewal period of the contract. Also, Party A requires to ensure that the parking spaces do not involve any restrictions on the rights,  disputes and litigation.

Section Four
The rental and method of payment
Both parties agreed to lease the parking spaces for 20 years in total amount RMB 3,955,000.00. (Taxes will be borne by Party A, Party A confirm the receipt of deposit RMB 455,000 upon signing this contract. The remaining rental RMB3.5 million will be paid by 2009 year in one payment by Party B, as receipt of Party A when the payment is made.

Section Five
After the expiration of this contract, Party B can continue lease the parking spaces for another 20 years with the same conditions of this contract by ¥ 3 million (RMB 3 million) upon the consensus of Party A. Party B must apply the renewal prior to two months before the expiry of original contract in writing. Party A will prepare the documents and procedure for renewal of the lease.

Section Six
The responsibility of Party A:-
1. Party A is responsible for the maintaining the good order of parking spaces in the surrounding area. Also, Party A is responsible for the maintenance of parking spaces, including the lighting, ventilation, fire-prevention, water and hygiene, etc., to meet the reasonable requirement to use for the parking spaces.
2. Party A shall deliver to the of the parking spaces to Party B by 30 March, 2011 with the completion of the integrated inspection procedures of government departments.
3.  Party A shall not set any obstacles in the channel leading to the basement parking or charge the users for using the basement parking.

Section Seven
The responsibility of Party B:-
Party B has the right to sublease part or all of these parking spaces. The leased parking spaces are exclusively for the parking of motor vehicles, not allowed for other purposes. The entrance and exit of the parking spaces shall not impede the normal property management activities of Party A.

Section Eight
Early termination of the lease contract
1. During the performance of the lease contract period, if Party A and Party B have signed the Sale contract for trading property and supplementary agreement, either party has the right to terminate the lease contract after termination of the said Sale contract and the supplementary agreement. Notice of early termination of the lease contract should be sent to the other party in writing. Party A shall return the full amount of rental RMB3.955 million to Party B within five working days.

2. If the early termination of the lease contract, Party A has the obligation to refund within five months after Party B fully settled the rental of RMB3.955 million.  Party A shall pay RMB90,000. to Party B as the first instalment of refund within 30 days after  receiving the full amount of RMB3.955 million. and pay RMB 90,000 as the second instalment of refund to Party B within 60 days, then pay RMB90,000 to Party B within 90 days as the third instalment of refund and pay RMB90,000 to Party B within 120 days as the fourth instalment; and finally pay Party B RMB3.595 million within 150 days as the fifth instalment of refund.

3. If Party A to perform in accordance with the Subsection 2 of Section Eight in this contract, Party A does not required to pay any penalty for default. Fees and Party B also not required to pay any fees to Party A If Party A failed to fulfill the Subsection 2 of Section Eight in this contract, then Party A will be liable to pay an overdue penalty on the unpaid balance of the one-thousandth (ie, 1 ‰) on a daily basis to Party B. (Taxes will be borne by Party A).

Section Nine
Except the provisions of Section Eight, either party can not unilaterally terminate the contract. It is a default to terminate the contract and shall each pay a penalty ¥ 2 million (RMB 2 million) to the other party..

Section Ten
If Party A or Party B has any breach of this contract, the breaching party assumes the liability for breach of this contract and shall be pay liquidated damages of ¥ 2 million (RMB 2 million).

Section Eleven
If Party A do not refund the full amount of rental and compensation, both parties still need to implement the terms of this contract until the full amount of rental and compensation have been made by Party A. Both parties shall sign the agreement of termination.

Section Twelve
Dispute resolved
Any disputes during the process in the performance of this contract, both parties should resolve through negotiation. If it fails, either party has the right to take legal action.

Section Thirteen
This Agreement is effective after all parties have signed and sealed with their Company’s chops, legally binding..

Section Fourteen
Party C bears responsibility of guarantee on Party A's obligations under this Agreement.

Lessor (Party A): Zhongshan Fu Li Wa Property Development Limited    (Seal)

Legal Representative:

Lessee (Party B): Zhongshan Jun Yue Property Development Limited   (Seal)

Legal Representative:

Guarantor (Party C): Leader Smart Engineering (Shanghai) Co., Ltd.    (Seal)

Legal Representative:

Date signed:   Nov 2009